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                                                                   Exhibit 10.10


                          STRATEGIC ALLIANCE AGREEMENT


      This Agreement made and entered into this 12th day of March, 2001 between Integrative Proteomics, Inc. of Toronto, Ontario, Canada ("IPI") and Bruker AXS Inc. of Madison, Wisconsin ("BAXS").

WITNESSETH:

      WHEREAS, IPI is a world leader in high throughput structural proteomics and has expertise in using a multi-technology proteomics approach for the determination of structure and function of proteins;

      WHEREAS, IPI desires to work with BAXS in such areas;

      WHEREAS, BAXS has novel and unique sensitive, large and fast CCD array detectors for higher throughout biological crystallography together with advanced technology for X-ray sources, optics and analysis software for biological X-ray protein crystallography and desires to work with IPI in such areas; and

      WHEREAS, BAXS desires to provide certain instrumentation to IPI in such areas;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree as follows:

      1.0 BACKGROUND

            1.1 IPI's technologies include protein expression, protein purification, protein characterization and x-ray protein crystallography. IPI desires to implement the most advanced infrastructure for its technologies at its Toronto facility in 2001 through 2003, and possibly at a new facility in the Boston, Massachusetts area at a later date. IPI also desires to advance its technological leadership in a technology development


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [**] AND FILED SEPARATELY WITH THE COMMISSION.

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collaboration for future technology improvements, particularly as they relate to higher throughput proteomics.

            1.2 BAXS, as part of a strategic alliance, is interested in working with IPI to provide advanced infrastructure and life science tools to IPI on attractive financial terms, to make IPI a beta-site for relevant new technologies, to collaborate with IPI on technology improvements and to enter into an investment relationship with IPI to cement such strategic alliance.

      2.0 TERM

            The term of this Agreement shall be for a period of three (3) years after the date hereof. Upon mutual agreement of the parties, the term of this Agreement may be extended for a series of successive two (2) year terms.

      3.0 GUIDING PRINCIPLES

            The parties shall conduct their strategic collaboration in accordance with the following guiding principles:

            3.1 The parties shall effectuate a collaboration between BAXS as a key synergistic infrastructure provider and IPI as a rapidly emerging technology leader in pharmaceutical proteomics.

            3.2 The parties shall seek to develop new products to accelerate the technology leadership of both IPI and BAXS, particularly for x-ray technologies.

            3.3 The parties shall align the infrastructure requirements of IPI with an equity based upside and downside risk for BAXS.

            3.4 The parties shall align IPI with an equity based upside and downside risk with BAXS.


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            3.5 The parties shall establish in depth relationships between (a)
leading scientists in both commercial and academic structural genomics, and (b) leading life science instrument development scientists and engineers.

            3.6 BAXS shall serve as the exclusive x-ray protein crystallography systems supplier to IPI during the term of this Agreement for the type of BAXS systems referred to in this Agreement in Section 5.0, or for comparable systems sold by competitors of BAXS.

      4.0 INFRASTRUCTURE REQUIREMENTS

            4.1 BAXS shall offer initial x-ray protein crystallography infrastructure to IPI at a [**] discount from the applicable U.S. or Canadian price lists attached in Exhibit A.

            4.2 If the prices offered to third-party customer for any BAXS product covered hereunder fall more than [**] below the pricing during the term hereof, BAXS shall offer such product to IPI at such third-party customer price for any orders placed for such product during the remainder of the term hereof if such third-party customer price is lower than the price available to IPI hereunder.

            4.3 Specific quotations for deliveries to IPI's facility in Toronto will be issued in Canada. Specific quotations for deliveries to IPI's future facility in Massachusetts will be issued in the U.S.

            4.4 The parties acknowledge that the pricing offered by BAXS represents low market prices, but not below market prices. IPI acknowledges that BAXS


[**]Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


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has a business model which requires reasonable gross margins and bottom line profitability for infrastructure sales to strategic partners.

            4.5 All BAXS systems will carry a special [**] year warranty as well as preferred customer service contracts therefor with a [**] discount from standard service contract pricing which is [**] of the cost of a system.

            4.6 While BAXS cannot finance long-term capital leases, BAXS or an affiliate of BAXS will explore third party commercial leasing for IPI with various Canadian leasing companies.

      5.0 PLANNED INITIAL ORDERS

      X-ray protein crystallography equipment needs and model numbers will be specified between Dr. Aled Edwards of IPI and BAXS as soon as possible. Provided that the equity investment is made pursuant to Section 10, IPI will procure the following X-ray protein crystallography systems from BAXS with approximate budgetary prices in U.S. dollars, anticipated order dates by IPI, and delivery times quoted by BAXS in months after receipt of order ("ARO"):

---------------------------------------------------------------------------
SYSTEM/UPGRADE                  U.S.$ BUDGET    ORDER DATE   DELIVERY ARO
---------------------------------------------------------------------------
6 kW x-ray generator (includes  [**]            [**]         [**]
heat exchanger)
---------------------------------------------------------------------------
x-ray Optics, Confocal Max-Flux [**]            [**]         [**]
---------------------------------------------------------------------------
PROTEUM R detector/goniometer   [**]            [**]         [**]
---------------------------------------------------------------------------
PROTEUM R, 3 items above        [**]            [**]         [**]
---------------------------------------------------------------------------
Low temperature device          [**]            [**]         [**]
---------------------------------------------------------------------------

Specifications for the 6 kW x-ray generator, x-ray Optics, Confocal Max-Flux, and PROTEUM R detector/goniometer will be listed and attached in Exhibit B. The parties will finalize specifications in good faith prior to IPI placing purchase orders.


[**]Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


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      6.0 UPGRADES

            The equipment offered by BAXS is state-of-the-art, and has been introduced to the market very recently. However, IPI may desire to trade-in such equipment in the future. Should IPI desire to trade in any BAXS systems for new BAXS systems then BAXS will offer the following trade-in credit towards the purchase of a new BAXS system:

            o     in year 3 after delivery: [**]

            o     in year 4 after delivery: [**]

            o     in year 5 after delivery: [**]

      7.0 BETA TESTING AND TECHNICAL COLLABORATION

            7.1 During the term hereof, BAXS will inform IPI of new developments of BAXS related to IPI's business under a confidentiality obligation before official product introduction occurs to provide IPI an opportunity to become a beta site for new BAXS products.

            7.2 IPI and BAXS may have one (1) or more targeted technical collaborations within the framework of the strategic alliance described herein. In particular IPI and BAXS may collaborate in automation for high throughput x-ray sample introduction. All such technical collaborations shall be handled in accordance with the following:

                  7.2.1 The parties shall form a Steering Committee to define specifically the work plan for each project. Each work plan will include a specific description of the responsibilities and resources of each party, specific milestones, deadlines and products to be developed. Each party shall commit the resources for each project as established by the Steering Committee.


[**]Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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                  7.2.2 Each party shall pay its own expenses, except as
otherwise provided by the Steering Committee.

                  7.2.3 The technical collaborations are expected to yield (a) instrumentation products, such as instrumentation, probes and general software which will be developed, manufactured and sold by BAXS ("Instrumentation Products"), and (b) discovery products, such as methods, reagents and compositions of matter, which will be developed, manufactured and sold by IPI ("Discovery Products"). Each party shall have exclusive rights to the products to be sold by it, meaning that (a) after a twelve (12) month period of exclusivity with respect to third parties after the earlier of the general availability or supply to IPI of an Instrumentation Product on a product-by-product basis, BAXS shall have the exclusive right to distribute broadly Instrumentation Products, and (b) IPI shall have the exclusive right to distribute broadly Discovery Products.

      8.0   PRIMARY COLLABORATION MANAGERS

            BAXS appoints Drs. Sue Byram and Roger Durst, both based in Madison, Wisconsin, as BAXS' primary collaboration managers, who will interface primarily with Dr. Aled Edwards as IPI's primary collaboration manager. Dr. Byram will have primary responsibility for methodology and automation projects, while Dr. Durst will have primary responsibility for hardware (detectors, x-ray optics, sample changers, etc.) development-type projects.

      9.0 INTELLECTUAL PROPERTY


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            All inventions, discoveries, patents, copyrights and other intellectual property developed hereunder (collectively "Intellectual Property") shall be owned and handled as follows:

            9.1 BAXS will own the entire right, title and interest in and to Intellectual Property solely invented by BAXS for Instrumentation Products.

            9.2 If BAXS solely or jointly invents Intellectual Property for Discovery Products as part of a specific joint collaboration project under
Section 7.0 hereof, BAXS shall assign such Intellectual Property to IPI at no charge, and IPI will automatically grant BAXS a royalty free, worldwide, paid up, perpetual, irrevocable, non-exclusive right and license, without the right to sublicense, to such Intellectual Property to make or use Discovery Products. For clarity, the license to BAXS from IPI does not include the right to sell, lease or provide discovery or research services with respect to Discovery Products.

            9.3 IPI will own the entire right, title and interest in and to Intellectual Property solely invented by IPI for Discovery Products.

            9.4 If IPI solely or jointly invents Intellectual Property for Instrumentation Products as part of a specific joint collaboration project under
Section 7.0 hereof, IPI shall assign such Intellectual Property to BAXS at no charge, and BAXS will automatically grant IPI a royalty free, paid up, perpetual, irrevocable, non-exclusive right and license, without the right to sublicense, to use such Intellectual Property within IPI for research, discovery and development of useful chemicals and services. For clarity, the license to IPI from BAXS does not include the right to sell, lease or provide instrumentation or maintenance services with respect to Instrumentation Products.


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            9.5 In the event the parties jointly develop any Intellectual
Property other than in the circumstances set forth in this Section 9.0, the ownership thereof shall be determined in accordance with U.S. patent laws, provided that if the non-owning party requests a non-exclusive license thereof of the type described in this Section 9.0, such a license shall be granted after good faith negotiations between the parties regarding the terms thereof. Each party solely owning Intellectual Property will have sole responsibility and discretion for controlling such Intellectual Property, including expenses and fees, prosecution and enforcement. IPI and BAXS hereby agree to execute all documentation necessary to promptly perfect or assist in all assignment, prosecution and enforcement of Intellectual Property rights comtemplated herein.

            9.6 All rights not expressly licensed or assigned herein by BAXS are retained exclusively by BAXS. All rights not expressly licensed or assigned herein by IPI are retained by IPI. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership by either party to the other party of any right, title or interest in or to any Confidential Information, Patent Rights or other intellectual property rights owned or Controlled by such party. Except as expressly provided for in this Agreement, nothing in this Agreement will be construed as a license or sublicense by either party to the other party of any Patent Rights or other intellectual property rights owned or Controlled by such party.

      10.0 STOCK


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            10.1 BAXS shall invest One Million U.S. Dollars (US$1,000,000) in
IPI's Series B financing occurring in 2001 so long as such financing has a minimum participation of Twelve Million U.S. Dollars (US$12,000,000) and closes no later than April 30, 2001. The IPI valuation and the terms and conditions of such financing shall be no less favorable to BAXS than the most favorable valuation and terms and conditions provided to any investor in such Series B financing. In the unlikely, event that such Series B financing occurs after April 30,l 2001 and BAXS does not make an equity investment of the same amount as set forth in Section 10, then the exclusivity provision of Section 3.6 shall not apply to IPI.

            10.2 BAXS' investment shall be Five Hundred Thousand U.S. Dollars (US$500,000) in cash and Five Hundred Thousand U.S. Dollars (US$500,000) in BAXS stock. Such payment shall will be made at the closing of IPI's Series B round of financing. For purposes of the stock portion thereof, (a) BAXS' per share common stock value shall be Four U.S. Dollars (US$4.00) per share if such investment closes before February 28, 2001, or (b) a market value to be determined by the BAXS Board of Directors in agreement with IPI if such investment closes after February 28, 2001.

      11.0 CONFIDENTIALITY

            Each party shall hold in strict confidence and use solely in connection with its proper performance under this Agreement all confidential or proprietary information received from the other party "Confidential Information". A party shall disclose such information of the other party only to its own employees having a "need to know" in connection with such proper performance.


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      EXCEPTIONS TO CONFIDENTIAL INFORMATION. Confidential Information will not include any information, which the receiving party can prove by competent written evidence:

      is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

      is known by the receiving party at the time of receiving such information, as evidenced by its records;

      is hereafter furnished to the receiving party without restriction as to disclosure or use by a Third Party lawfully entitled to furnish such information;

      is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party's Confidential Information;

      is the subject of a written permission to disclose provided by the disclosing party; or

      is provided by the disclosing party to a Third Party without restriction as to confidentiality.

      Either party may also disclose Confidential Information of the other party where required to do so by law or legal process; PROVIDED, HOWEVER, that, in such event, the party required to disclose such information will give advance written notice of such disclosure to the other party and will cooperate with the other party's efforts to seek, at


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the request and expense of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable law.

      The parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms in legal proceedings or as are required to be disclosed in its financial statements, by law, or under an obligation of confidentiality to bona fide potential sublicensees. Either party will have the further right to disclose the material financial terms of this Agreement under an obligation of confidentiality to any potential acquirer, merger partner, bank, venture capital firm, or other financial institution to obtain financing.

      12.0 PUBLICITY

            Upon the execution of this Agreement, the parties shall promptly issue a mutually agreeable joint press release in form similar to that attached as Exhibit C. In addition, the parties will promote their strategic alliance in company roadshows and advertising when appropriate.

      13.0 OEM AGREEMENT

During the Term of this Agreement, the parties will enter into a mutually agreeable OEM Agreement allowing IPI to act as an authorized OEM sales agent for certain BAXS equipment in IPI strategic research collaborations with third parties as set forth in Exhibit D. This OEM Agreement will be finalized in good faith within 15 days.


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      14.0 MISCELLANEOUS PROVISIONS

            14.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

            14.2 Nothing contained herein shall be construed as constituting a joint venture, partnership or other form of business organization. The parties have entered into this Agreement solely as independent contractors, and neither party shall have any authority to bind or commit the other party.

            14.3 All notices given hereunder shall be in writing, sent by certified mail, return receipt requested, addressed as follows, provided that a party may change its address for notices by notice thereof:

            If to BAXS: Bruker AXS Inc.
                        5465 E. Cheryl Parkway
                        Madison, WI 53711
                        Attn: President

            If to IPI:  Integrative Proteomics, Inc.
                        100 University Avenue,
                        Tenth Floor, South Tower
                        Toronto, Ontario
                        M5G 1L5
                        Attn: Chairman and Chief Executive Officer

            14.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be assigned, whether by change of control or otherwise, by either party with the consent of the non-assigning party, such consent not to be unreasonably withheld, provided however in the event of a merger or acquisition or change of control of IPI by a pharmaceutical or biotech company, such consent will not be required.


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            14.5 This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes any prior or contemporaneous agreements and understandings in connection therewith, including, without limitation, the Memorandum of Understanding among the parties and certain other parties dated February 16, 2001. This Agreement may be amended or waived only by a written instrument executed by both parties.

            14.6 The headings of the provisions hereof have been inserted for convenience of reference only and are to be of no force or effect in any construction or interpretation of the provisions hereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTEGRATIVE PROTEOMICS, INC.            BRUKER AXS INC.


By: /s/ Owen Roberts                    By:
    --------------------------              --------------------------
                                               Dr. Martin Hasse
Title: CEO                              Title: President & CEO


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                                    EXHIBIT A

                                   PRICE LISTS
                                  [In Progress]



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                                    EXHIBIT B

  Specifications for the 6 kW x-ray generator, x-ray Optics, Confocal Max-Flux, and PROTEUM R detector/goniometer

                                  [In Progress]



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                                    EXHIBIT C

                               PRESS RELEASE FORM


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                                    EXHIBIT D

                                 OEM AGREEMENTS

                                  [In Progress]


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